JOINT VENTURE FRAMEWORK AGREEMENT

between

Biofrontera Pharmaceuticals GmbH, Hemmelrather Weg 201, 51377 Leverkusen,
Germany

including its affiliated companies Biofrontera AG and Biofrontera Discovery GmbH

                                                                 - Biofrontera -

and

DNAPrint genomics Inc., 900 Cocoanut Ave. Sarasota, FL 34236, USA

                                                                    - DNAPrint -

         Preamble:

DNAPrint and Biofrontera AG have agreed that DNAPrint will invest EUR 20,000,000 in Biofrontera AG in return for shares in Biofrontera AG created via a share capital increase pursuant to the investment agreement dated the same date as this Agreement (the DNAPrint Investment Agreement).

DNAPrint and Biofrontera both own technologies that provide an ideal fit to discover new drugs and develop them to market. To make optimal use of the combined resources, they have agreed to set out Joint Ventures with the objective to develop medications for sale.

1.    Definitions

1.1   Agreement means this joint venture framework agreement;

      Know-how means all technical information, experience and data (including drawings, specifications, computer programs and documentation) relating to the Agreement, in particular all results of research and development work in relation to this Agreement, including the results of the pre-clinical and clinical developments (including phase II and phase III), all public and non-public dossiers, synthesis descriptions and documentation, and any formulations.

      SEC Approval means the approval as defined in Clause 12 of the DNAPrint Investment Agreement.

      Joint Venture means a contractual or corporate joint venture formed on the basis of this Agreement.

1.2 Unless otherwise specified, any reference to Clauses and Subclauses are references to clauses and Subclauses of this Agreement.

1.3 Defined terms importing the singular shall include the plural and vice versa.

1.4 Unless otherwise specified, temporal limits and events expressed in this Agreement are inclusive.

1.5 Unless otherwise specified the terms "in particular" and "including" shall mean respectively, "including but without limitation" and "in particular but without limitation".

2.    intention to create joint ventures

2.1 DNAPrint and Biofrontera both own technologies that provide an ideal fit to discover new drugs and develop them to market. To make optimal use of the combined resources, they have agreed to set out Joint Ventures with the objective to develop medications for sale. The parties will openly exchange confidential information about their respective technologies, and agree to undertake commercially reasonable practices to within 90 days or sooner enter into a definitive agreement upon the formation of mutually beneficial Joint Ventures for the joint development of selected projects. Each Joint Venture shall be formed under a separate agreement, the general principles of which are set out in Clause 3.

      The parties or their affiliated companies have the following compounds and technologies under development:

      Biofontera's projects at the preclinical research stage include

                  Cathepsin inhibitors

                  Inhibitors for protease activated receptors

                  Inhibitors for sphingomyelinase

                  Kinase inhibitors

      Biofrontera's projects at the preclinical development stage include

                  - 5-HT2B receptor inhibitor for migraine prophylaxis

      Biofrontera's projects at the clinical development stage include

                  Histidine decarboxylase inhibitor (Phase II)

                  Skin cancer drug (Phase II, inlicensing deal currently closed)

      DNAPrint's projects include

                  Ovanome - Taxol/Carboplatin efficacy

                  Statnome - Lipitor, Zocor, efficacy

                  Statnome Muscle - Lipitor, Zocor adverse myalgia response

                  Acenome - Enalapril, Lisinopril efficacy

                  Acenome Musc - Enalapril, Lisinopril adverse cough

                  Immunosuppressants - Sirolimus, Tacrolimus, Mycophenolate mofetil efficacy in transplant patients

      Moffitt projects

                  1) Response of Metastatic Colorectal Cancer to
                  Irinotecan/Capecitabine (Xeliri) and Oxaliplatin/Capecitabine (Xelox)

                  2) Melphalan and Topotecan (MT) efficacy for treatment of Multiple Myeloma

                  3) Cyclophosphamide efficacy

                  4) Organistron adverse events - post operative nausea and vomiting

                  5) Esophageal malignancy chemotherapy response - standard FDA treatment

3.    GENERAL TERMS OF EACH JOINT VENTURE

3.1 Biofrontera's contribution to the Joint Venture will consist in a licence to the Joint Venture to use selected technology related Know-how and related intellectual property relevant to the business objective of the Joint Venture. DNAPrint's contribution to the Joint Venture shall consist either in kind i.e. research and development or cash and selected technology related Know-how and related intellectual property relevant to the business objective of the Joint Venture.

3.2 The parties agree that the relative values of the inputs of both parties defined in Subclause 3.1 will be reflected by the equity ownership in the Joint Venture, or otherwise as mutually agreed.

3.3 No party shall be obliged to assign any of its intellectual property rights to the Joint Venture. Each invention made by or on behalf of a party shall vest in that party. Each party will protect its inventions relevant to the business objective of the Joint Venture, and license them and relevant Know how to the Joint Venture. Depending on the relevant business objective of the Joint Venture, the grant of licences to the Joint Venture shall have the objective to put the Joint Venture into the position of exclusive worldwide marketing rights for the development and exploitation of selected drug candidates.

3.4 The term of the Joint Venture shall be until either expiration of last patent protecting the relevant product marketed by the Joint Venture or 10 years from first sales, whichever event is later.

3.5   Profits shall be shared according to participation in the Joint Venture.

3.6 The parties shall establish and mutually agree upon (i) an overall plan to develop the product to market and (ii) rolling annual development plans.

3.7 In case of non-performance or late performance by either party (including delay of more than six months compared to the yearly development plan unless caused by project-related unforeseen events):

(a) the party in default looses its right to develop the product and will agree to transfer to the other party a percentage in its ownership in the Joint Venture that corresponds to the percentage of the total development cost that has not been spent up to this point, or

(b) each party has the right to offer its part to the other party in exchange for royalties or outright sale of its ownership.

4.    Term

4.1 This Agreement shall commence on signing and is valid for four years. This Agreement will be automatically renewed for further two years if not terminated by one of the Parties with six month's prior written notice.

4.2 The right to terminate this Agreement without notice for cause shall remain unaffected.

5.    Condition SUBSEQUENT

This Agreement shall cease to be binding if the SEC Approval is not granted within 120 days after the signing of this Agreement unless agreed otherwise.

6.    Confidentiality

6.1 Each party undertakes to keep strictly confidential any and all secret Know-how and other proprietary information received from the other party prior to and during the term of this Agreement or any Joint Venture agreement (Information). Each party shall use such Information only for the purposes of the evaluation of the possibility of entering into a Joint Venture and may not make available Information to any third party. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or sublicensees by a third party, provided such Information was not obtained by such third party in violation of a confidentiality obligation vis-a-vis the disclosing party;
      (iii) prior to disclosure under this Agreement, was already in the lawful possession of the receiving party or its sublicensees; (iv) can be shown by written documents to have been independently developed by the receiving party without breach of any of the provisions of this Agreement; or (v) is or must be disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by federal or state law or regulation (including, for the sake of clarification, under FDA rules and regulations), provided that the receiving party notifies the other party immediately upon receipt of a request, interrogatory, court decree etc under which information must be disclosed and grants the disclosing party the possibility to seek legal protection against such disclosure and limits the scope of disclosure to that portion of the Information that is legally required to be disclosed. Each party undertakes to allow only access to Information to employees on a need to know basis and to impose the above duty of confidentiality on all of its employees who could acquire Information. To the extent reasonably possible, employees shall be made subject to the duty of confidentiality even after expiry or termination of their employment.

6.2 On expiry or termination of this Agreement each party shall return to the other all documents containing Information of the other, unless this Information may be used under a Joint Venture agreement.

6.3 The parties' obligations under this Clause 6 shall survive the term of this Agreement.

7.    WARRANTY

      Each party warrants that it is not prevented from entering into this agreement or to assume any of its obligations under this Agreement by virtue of agreements with third parties, by law or otherwise.

8.    General Provisions

8.1 This agreement is binding on both parties, which will use commercially reasonable efforts to exploit mutually beneficial opportunities and technologies.

8.2 This Agreement may not be assigned or otherwise transferred by either party to a third party without the prior written consent of the other party; provided however, that either party may, without such consent, assign its position under the Agreement as a whole in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated third party or a sale to an unrelated third party of all or a substantial portion of its business of which the transaction contemplated hereby is a part unless where the third party is a competitor of the other party, in which case the merger, consolidation or sale shall require the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The assigning party's rights and obligations under this Agreement shall be assumed in writing by the assignee and the assigning party shall inform the other party of the assignment without undue delay after the assignment.

8.3 This Agreement contains the whole agreement between the parties relating to its subject matter and supersedes all previous agreements of the parties relating to the subject matter, in particular the letter of intent between DNAPrint and Biofrontera dated 23 July 2004.

8.4 Amendments or supplements to this Agreement must be in written form in order to be legally valid. The foregoing applies also to any waivers of this written form requirement. To the extent to which this Agreement stipulates that declarations shall be effected in written form, the submission by fax or email shall suffice.

8.5 If any current or future term of this Agreement is wholly or partially invalid or unenforceable or subsequently becomes invalid or unenforceable, this shall not affect the validity of the remaining terms of the Agreement. The same applies if it is ascertained that this Agreement contains a gap. In place of the gap, an appropriate term will apply which, to the extent permitted by law, most closely reflects that which the parties intended or would have intended given the spirit and purpose of this Agreement if they had considered the issue upon execution of this Agreement. The foregoing shall apply even if the invalidity of a term is based on a measurement of performance or time (period/deadline) set forth in this Agreement. In such a situation, a legally permitted measurement of performance or time (period/deadline) which most closely reflects that which was intended shall replace the agreed term.

8.6 This Agreement shall be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.    Costs

      Each party shall bear its own costs and expenses in connection with this Agreement including legal, accounting and other advisory fees and costs for any regulatory filings unless this Agreement provides otherwise.

10.   Governing Law and Jurisdictions

10.1 This Agreement is governed by and shall be constituted in accordance with the laws of the Federal Republic of Germany with the exclusion of the United Nations convention on contracts for the international sale of goods.

10.2 To the extent legally permissible each party submits to the exclusive jurisdiction of the courts of Frankfurt am Main, Germany for all purposes relating to this Agreement. The parties waive any objection to the German courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute. DNAPrint shall at any time have appointed an agent for service of process domiciled in Germany and undertakes to inform the Biofrontera of any change within a period of ten (10) days after the change has been effected. ss. 170 of the BGB shall remain unaffected. DNAPrint herewith appoints Mayer, Brown, Rowe & Maw LLP, Bockenheimer Landstra(beta)e 98-100, 60323 Frankfurt am Main as its agent in Germany for service of process.

      Date/Place:

      -----------------------------------

      DNAPrint genomics Inc.

      Date/Place:

      -----------------------------------
      Biofrontera Pharmaceuticals GmbH

      also for and on behalf of Biofrontera AG and Biofrontera Discovery GmbH